Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-165170

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 10, 2010

Prospectus Supplement
(To Prospectus dated May 6, 2010)

ROCKY BRANDS, INC.

[●] Shares of Common Stock

We are selling [●] shares of our common stock.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “RCKY.” On May 7, 2010, the last sale price of our common stock as reported on the NASDAQ Global Select Market was $9.03 per share.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Per Share	Total

Public offering price
Underwriting discount
Proceeds, before expenses to us

The underwriters have a 30-day option to purchase up to [●] additional shares from us on the same terms set forth above to cover over-allotments, if any.

As of April 23, 2010, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $52,416,926, which was calculated based on 4,959,028 shares of outstanding common stock held by non-affiliates and on a price per share of $10.57, the closing price of our common stock on April 23, 2010.  We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Baird

Co- Manager

    D.A. Davidson & Co.

The date of this prospectus supplement is May  , 2010.

Table of Contents

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement contain forward-looking statements.  We sometimes use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements.  Forward-looking statements relate to our expectations, beliefs, plans, strategies, prospects, future performance, anticipated trends and other future events.  Specifically, this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement contain forward-looking statements relating to, among other things:

•	our business, growth, operating and financing strategies;

•	our product mix;

•	the introduction or success of new products;

•	the impact of seasonality and weather on our operations;

•	expectations regarding our net sales and earnings growth;

•	expectations regarding our liquidity;

•	our future financing plans; and

•	trends affecting our financial condition or results of operations.

We have based our forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business.  Actual results may differ materially.  Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors”.  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement might not occur.

You should read this prospectus supplement and the documents that we incorporate by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our future results may be materially different from what we expect.  We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

In this prospectus supplement, the “Company,” “we,” “us,” and “our” and similar terms refer to Rocky Brands, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of Rocky Brands, Inc.

This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Summary

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully. Unless the context otherwise indicates, the terms “Company,” “we,” “us,” and “our” and similar terms refer to Rocky Brands, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of Rocky Brands, Inc.

Rocky Brands, Inc.

We are a leading designer, manufacturer and marketer of premium quality footwear marketed under a portfolio of well recognized brand names including Rocky, Georgia Boot, Durango, Lehigh, Mossy Oak, Michelin and Dickies.  Our brands have a long history of representing high quality, comfortable, functional and durable footwear and our products are organized around four target markets: outdoor, work, duty and western.  Our footwear products incorporate varying features and are positioned across a range of suggested retail price points from $29.95 for our value priced products to $249.95 for our premium products.  In addition, as part of our strategy of outfitting consumers from head-to-toe, we market complementary branded apparel and accessories that we believe leverage the strength and positioning of each of our brands. Our exclusive license to use the Dickies brand will terminate on December 31, 2010.

Competitive Strengths

Our competitive strengths include:

•
Strong portfolio of brands.  We believe the Rocky, Georgia Boot, Durango, Lehigh, Mossy Oak, Michelin and Dickies brands are well recognized and established names that have a reputation for performance, quality and comfort in the markets they serve: outdoor, work, duty and western.  We plan to continue strengthening these brands through product innovation in existing footwear markets, by extending certain of these brands into our other target markets and by introducing complementary apparel and accessories under our owned brands.

•
Commitment to product innovation.  We believe a critical component of our success in the marketplace has been a result of our continued commitment to product innovation. Our consumers demand high quality, durable products that incorporate the highest level of comfort and the most advanced technical features and designs.  We have a dedicated group of product design and development professionals, including well recognized experts in the footwear and apparel industries, who continually interact with consumers to better understand their needs and are committed to ensuring our products reflect the most advanced designs, features and materials available in the marketplace.

•
Long-term retailer relationships.  We believe that our long history of designing, manufacturing and marketing premium quality, branded footwear has enabled us to develop strong relationships with our retailers in each of our distribution channels.  We reinforce these relationships by continuing to offer innovative footwear products, by continuing to meet the individual needs of each of our retailers and by working with our retailers to improve the visual merchandising of our products in their stores.  We believe that strengthening our relationships with retailers will allow us to increase our presence through additional store locations and expanded shelf space, improve our market position in a consolidating retail environment and enable us to better understand and meet the evolving needs of both our retailers and consumers.

•
Diverse product sourcing and manufacturing capabilities.  We believe our strategy, of utilizing both company operated and third party facilities for the sourcing of our products, offers several advantages.  Operating our own facilities significantly improves our knowledge of the entire production process, which allows us to more efficiently source product from third parties that is of the highest quality and at the lowest cost available.  We intend to continue to source a higher proportion of our products from third party manufacturers, which we believe will enable us to obtain high quality products at lower costs per unit.

Growth Strategy

We intend to increase our sales through the following strategies:

•
Expand into new target markets under existing brands.  We believe there is significant opportunity to extend certain of our brands into our other target markets.  We intend to continue to introduce products across varying feature sets and price points in order to meet the needs of our retailers.

•
Cross-sell our brands to our retailers. We believe that many retailers of our existing and acquired brands target consumers with similar characteristics and, as a result, we believe there is significant opportunity to offer each of our retailers a broader assortment of footwear and apparel that target multiple markets and span a range of feature sets and price points.

•
Expand Business Internationally.  We intend to extend certain of our brands into international markets.  We believe this is a significant opportunity because of the long history and authentic heritage of these brands. We intend on growing our business internationally through a network of distributors.

•
Increase apparel offerings.  We believe the long history and authentic heritage of our owned brands provide significant opportunity to extend each of these brands into complementary apparel.  We intend to continue to increase our Rocky apparel offerings and believe that similar opportunities exist for our Georgia Boot and Durango brands in their respective markets.

•
Acquire or develop new brands.  We intend to continue to acquire or develop new brands that are complementary to our portfolio and could leverage our operational infrastructure and distribution network.

Product Lines

Our product lines consist of high quality products that target the following markets:

•
Outdoor.  Our outdoor product lines consist of footwear, apparel and accessory items marketed to outdoor enthusiasts who spend time actively engaged in activities such as hunting, fishing, camping or hiking.  Our consumers demand high quality, durable products that incorporate the highest level of comfort and the most advanced technical features, and we are committed to ensuring our products reflect the most advanced designs, features and materials available in the marketplace.  Our outdoor product lines consist of all-season sport/hunting footwear, apparel and accessories that are typically waterproof and insulated and are designed to keep outdoorsmen comfortable on rugged terrain or in extreme weather conditions.

•
Work.  Our work product lines consist of footwear and apparel marketed to industrial and construction workers, as well as workers in the hospitality industry, such as restaurants or hotels.  All of our work products are specially designed to be comfortable, incorporate safety features for specific work environments or tasks and meet applicable federal and other standards for safety.  This category includes products such as safety toe footwear for steel workers and non-slip footwear for kitchen workers.

•
Duty.  Our duty product line consists of footwear products marketed to law enforcement, security personnel and postal employees who are required to spend a majority of time at work on their feet. All of our duty footwear styles are designed to be comfortable, flexible, lightweight, slip resistant and durable.  Duty footwear is generally designed to fit as part of a uniform and typically incorporates stylistic features, such as black leather uppers in addition to the comfort features that are incorporated in all of our footwear products.

•
Western.  Our western product line currently consists of authentic footwear products marketed to farmers and ranchers who generally live in rural communities in North America.  We also selectively market our western footwear to consumers enamored with the western lifestyle.

Brands

Our products are marketed under four well-recognized, proprietary brands, Rocky, Georgia Boot, Durango and Lehigh, in addition to the licensed brands of Dickies, Michelin and Mossy Oak. Our exclusive license to use the Dickies brand will terminate on December 31, 2010.

Rocky

Rocky, established in 1979, is our premium priced line of branded footwear, apparel and accessories.  The Rocky brand originally targeted outdoor enthusiasts, particularly hunters, and has since become the market leader in the hunting boot category. In 2002, we also extended into hunting apparel, including jackets, pants, gloves and caps. Our Rocky products for hunters and other outdoor enthusiasts are designed for specific weather conditions and the diverse terrains of North America. We currently design Rocky products for each of our four target markets and offer our products at a range of suggested retail price points: $99.95 to $249.95 for our footwear products, $29.95 to $49.95 for tops and bottoms in our apparel lines and $49.95 to $199.95 for our basic and technical outerwear.

We also produce Rocky duty footwear targeting law enforcement professionals, security workers and postal service employees, and we believe we have established a leading market share position in this category.

Georgia Boot

Georgia Boot was launched in 1937 and is our moderately priced, high quality line of work footwear. This line of products primarily targets construction workers and those who work in industrial plants where special safety features are required for hazardous work environments. All of our boots are designed to help prevent injury and subsequent work loss and are designed according to standards determined by the Occupational Safety & Health Administration or other standards required by employers. Georgia Boot footwear is sold at suggested retail price points ranging from $79.95 to $109.95.

In addition, we market a line of Georgia Boot footwear to brand loyal consumers for hunting and other outdoor activities. These products are primarily all leather boots distributed in the western and southwestern states where hunters do not require camouflaged boots or other technical features incorporated in our Rocky footwear.

Durango

Durango is our moderately priced, high quality line of western footwear. Launched in 1965, the brand has developed broad appeal and earned a reputation for authenticity and quality in the western footwear market. Our Durango line of products primarily targets farm and ranch workers who live in the heartland where western influenced footwear and apparel is worn for work and casual wear and, to a lesser extent, this line appeals to urban consumers enamored with western influenced fashion. Other products in the Durango line that target casual and fashion oriented consumers have colorful leather uppers and shafts with ornate stitch patterns and are offered for men, women and children. Our current line of products is offered at suggested retail price points ranging from $79.95 to $149.95, and we market products designed for both work and casual wear.

Lehigh

The Lehigh brand was launched in 1922 and is our moderately priced, high quality line of safety shoes sold at suggested retail price points ranging from $29.95 to $149.95. Our current line of products is designed to meet occupational safety footwear needs. Most of this footwear incorporates steel toes to protect workers and often incorporates other safety features such as metatarsal guards or non-slip outsoles. Additionally, certain models incorporate durability features to combat abrasive surfaces or caustic substances often found in some work places.

With the recent shift in manufacturing jobs to service jobs in the U.S., Lehigh began marketing products for the hospitality industry. These products have non-slip outsoles designed to reduce slips, trips and falls in kitchen environments where floors are often tiled and greasy. Price points for this kind of footwear range from $29.95 to $49.95.

Distribution Channels

Our products are distributed through three distinct business segments: wholesale, retail and military.  In our wholesale business, we distribute our products through a wide range of distribution channels representing over 10,000 retail store locations in the U.S. and Canada. Our wholesale channels vary by product line and include sporting goods stores, outdoor retailers, independent shoe retailers, hardware stores, catalogs, mass merchants, uniform stores, farm store chains, specialty safety stores and other specialty retailers. Our retail business includes direct sales of our products to consumers through our Lehigh Outfitters mobile and retail stores (including a fleet of trucks, supported by small warehouses that include retail stores, which we refer to as mini-stores), our Rocky outlet store and our websites. We also sell footwear under the Rocky label to the U.S. military.

Corporate Information

We are an Ohio corporation.  Our headquarters is located at 39 East Canal Street, Nelsonville, Ohio 45764, and our telephone number is (740) 753-1951.  Our corporate website address is www.rockybrands.com.  This reference to our website is a textual reference only.  We do not incorporate the information on our website into this prospectus supplement and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement.

The Offering

Common stock offered by us.	[●] shares

Common stock outstanding after the offering	[●] shares. If the underwriters exercise their over-allotment option in full, we will issue an additional [●] shares, which will result in [●] shares outstanding.

Use of proceeds	We intend to use the net proceeds from this offering to prepay amounts due under term loans totaling $40 million in the aggregate. See “Use of Proceeds.”

Dividends
We have not declared or paid any dividends on our common stock in the past and do not anticipate paying dividends in the foreseeable future. Any future payment of dividends is within the discretion of the Board of Directors and will depend upon, among other factors, the capital requirements, operating results and financial condition of the Company. In addition, our ability to pay cash dividends is limited under the terms of our debt facilities. See “Price Range of Common Stock and Dividend Policy.”

Nasdaq Global Select symbol	RCKY

Risk Factors
Investing in our common stock involves substantial risks. You should carefully consider all the information in or incorporated by reference into this prospectus supplement and the accompanying prospectus prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

The number of shares to be outstanding after this offering is based on 5,605,537 shares outstanding as of May 7, 2010.  The number of shares to be outstanding after this offering does not give effect to 360,031 shares reserved for issuance under our stock option plans, of which options to purchase 269,750 shares at a weighted average exercise price of $18.80 per share were outstanding as of May 7, 2010.

Selected Financial Data

We derived the summary consolidated financial statement data for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 set forth below from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated financial statement data as of and for the three months ended March 31, 2009 and 2010 from our unaudited condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Our results for interim periods are not necessarily indicative of the results that may be expected for the entire year. You should read the information presented below together with our consolidated financial statements, the notes to those statements and the other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

						Three Months
	Year Ended December 31,					Ended March 31,
(In thousands, except per share data)	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
Consolidated Statements of Operations:
NET SALES	$296,023	$263,491	$275,267	$259,538	$229,486	$50,065	$56,079

COST OF GOODS SOLD	184,793	154,174	167,273	157,295	144,928	29,972	37,322

GROSS MARGIN	111,230	109,317	107,994	102,243	84,558	20,093	18,757

OPERATING EXPENSES
Selling, general and administrative expenses	83,165	89,624	96,410	87,496	75,072	19,946	18,025
Restructuring charges	-	-	-	-	711	-	-
Non-cash intangible impairment charges	-	762	24,874	4,863	-	-	-
Total operating expenses	83,165	90,386	121,284	92,359	75,783	19,946	18,025

INCOME (LOSS) FROM OPERATIONS	28,065	18,931	(13,290)	9,884	8,775	147	732

OTHER INCOME AND (EXPENSES):
Interest expense	(9,257)	(11,568)	(11,644)	(9,318)	(7,501)	(1,774)	(1,645)
Other - net	464	242	389	(27)	578	(125)	37
Total other - net	(8,793)	(11,326)	(11,255)	(9,345)	(6,923)	(1,899)	(1,608)

INCOME (LOSS) BEFORE INCOME TAXES	19,272	7,605	(24,545)	539	1,852	(1,752)	(876)

INCOME TAX EXPENSE (BENEFIT)	6,258	2,786	(1,440)	(628)	677	(631)	(315)

NET INCOME (LOSS)	$13,014	$4,819	$(23,105)	$1,167	$1,175	$(1,121)	$(561)

NET INCOME (LOSS) PER SHARE
Basic	$2.48	$0.89	$(4.22)	$0.21	$0.21	$(0.20)	$(0.10)
Diluted	$2.33	$0.86	$(4.22)	$0.21	$0.21	$(0.20)	$(0.10)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	5,257,530	5,392,390	5,476,281	5,508,614	5,551,382	5,546,541	5,603,125
Diluted	5,584,771	5,578,176	5,476,281	5,513,430	5,551,382	5,546,541	5,603,125

Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially adversely affect our business, financial condition or results of operations.

Risks Relating to Our Business

Expanding our brands into new footwear and apparel markets may be difficult and expensive, and if we are unable to successfully continue such expansion, our brands may be adversely affected, and we may not achieve our planned sales growth.

Our growth strategy is founded substantially on the expansion of our brands into new footwear and apparel markets.  New products that we introduce may not be successful with consumers or one or more of our brands may fall out of favor with consumers.  If we are unable to anticipate, identify or react appropriately to changes in consumer preferences, we may not grow as fast as we plan to grow or our sales may decline, and our brand image and operating performance may suffer.

Furthermore, achieving market acceptance for new products will likely require us to exert substantial product development and marketing efforts, which could result in a material increase in our selling, general and administrative, or SG&A, expenses, and there can be no assurance that we will have the resources necessary to undertake such efforts.  Material increases in our SG&A expenses could adversely impact our results of operations and cash flows.

We may also encounter difficulties in producing new products that we did not anticipate during the development stage.  Our development schedules for new products are difficult to predict and are subject to change as a result of shifting priorities in response to consumer preferences and competing products.  If we are not able to efficiently manufacture newly-developed products in quantities sufficient to support retail distribution, we may not be able to recoup our investment in the development of new products.  Failure to gain market acceptance for new products that we introduce could impede our growth, reduce our profits, adversely affect the image of our brands, erode our competitive position and result in long term harm to our business.

A majority of our products are produced outside the U.S. where we are subject to the risks of international commerce.

A majority of our products are produced in the Dominican Republic and China.  Therefore, our business is subject to the following risks of doing business offshore:

•	the imposition of additional United States legislation and regulations relating to imports, including quotas, duties, taxes or other charges or restrictions;

•	foreign governmental regulation and taxation;

•	fluctuations in foreign exchange rates;

•	changes in economic conditions;

•	transportation conditions and costs in the Pacific and Caribbean;

•	changes in the political stability of these countries; and

•	changes in relationships between the United States and these countries.

If any of these factors were to render the conduct of business in these countries undesirable or impracticable, we would have to manufacture or source our products elsewhere.  There can be no assurance that additional sources or products would be available to us or, if available, that these sources could be relied on to provide product at terms favorable to us.  The occurrence of any of these developments would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our success depends on our ability to anticipate consumer trends.

Demand for our products may be adversely affected by changing consumer trends.  Our future success will depend upon our ability to anticipate and respond to changing consumer preferences and technical design or material developments in a timely manner.  The failure to adequately anticipate or respond to these changes could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Loss of services of our key personnel could adversely affect our business.

The development of our business has been, and will continue to be, highly dependent upon Mike Brooks, Chairman and Chief Executive Officer, David Sharp, President and Chief Operating Officer, and James E. McDonald, Executive Vice President, Chief Financial Officer and Treasurer.  Messrs. Brooks, Sharp, and McDonald each have an at-will employment agreement with us.  Each employment agreement provides that in the event of termination of employment without cause, the terminated executive will receive a severance benefit.  In the event of termination for any reason, the terminated executive may not compete with us for a period of one year.  None of our other executive officers and key employees has an employment agreement with our company.  The loss of the services of any of these officers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend on a limited number of suppliers for key production materials, and any disruption in the supply of such materials could interrupt product manufacturing and increase product costs.

We purchase raw materials from a number of domestic and foreign sources.  We do not have any long-term supply contracts for the purchase of our raw materials, except for limited blanket orders on leather.  The principal raw materials used in the production of our footwear, in terms of dollar value, are leather, Gore-Tex waterproof breathable fabric, Cordura nylon fabric and soling materials.  Availability or change in the prices of our raw materials could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently have a licensing agreement for the use of Gore-Tex waterproof breathable fabric, and any termination of this licensing agreement could impact our sales of waterproof products.

We are currently one of the largest customers of Gore-Tex waterproof breathable fabric for use in footwear.  Our licensing agreement with W.L. Gore & Associates, Inc. may be terminated by either party upon advance written notice to the other party by October 1 for termination effective December 31 of that same year.  Although other waterproofing techniques and materials are available, we place a high value on our Gore-Tex waterproof breathable fabric license because Gore-Tex has high brand name recognition with our customers.  The loss of our license to use Gore-Tex waterproof breathable fabric could have a material adverse effect on our competitive position, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our licensing agreement for the use of the Dickies trademark will terminate on December 31, 2010, and the termination of this licensing agreement could impact our sales and growth strategy.

Our exclusive license to use the Dickies brand will terminate on December 31, 2010.  The loss of our license to use the Dickies brand could have a material adverse effect on our competitive position and growth strategy, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.  Sales of our Dickies branded merchandise approximated $11.2 million in 2009.

Our outdoor products are seasonal.

We have historically experienced significant seasonal fluctuations in our business because we derive a significant portion of our revenues from sales of our outdoor products. Many of our outdoor products are used by consumers in cold or wet weather. As a result, a majority of orders for these products are placed by our retailers in January through April for delivery in July through October. In order to meet demand, we must manufacture and source outdoor footwear year round to be in a position to ship advance orders for these products during the last two quarters of each year. Accordingly, average inventory levels have been highest during the second and third quarters of each year and sales have been highest in the last two quarters of each year. There is no assurance that we will have either sufficient inventory to satisfy demand in any particular quarter or have sufficient demand to sell substantially all of our inventory without significant markdowns.

Our outdoor products are sensitive to weather conditions.

Historically, our outdoor products have been used primarily in cold or wet weather.  Mild or dry weather has had in the past, and may have in the future, a material adverse effect on sales of our products, particularly if mild or dry weather conditions occur in broad geographical areas during late fall or early winter.  Also, due to variations in weather conditions from year to year, results for any single quarter or year may not be indicative of results for any future period.

Our business could suffer if our third party manufacturers violate labor laws or fail to conform to generally accepted ethical standards.

We require our third party manufacturers to meet our standards for working conditions and other matters before we are willing to place business with them.  As a result, we may not always obtain the lowest cost production.  Moreover, we do not control our third party manufacturers or their respective labor practices.  If one of our third party manufacturers violates generally accepted labor standards by, for example, using forced or indentured labor or child labor, failing to pay compensation in accordance with local law, failing to operate its factories in compliance with local safety regulations or diverging from other labor practices generally accepted as ethical, we likely would cease dealing with that manufacturer, and we could suffer an interruption in our product supply.  In addition, such a manufacturer’s actions could result in negative publicity and may damage our reputation and the value of our brand and discourage retail customers and consumers from buying our products.

The growth of our business will be dependent upon the availability of adequate capital.

The growth of our business will depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt financing.  We cannot assure you that our operations will generate positive cash flow or that we will be able to obtain equity or debt financing on acceptable terms or at all.  Our revolving credit facility contains provisions that restrict our ability to incur additional indebtedness or make substantial asset sales that might otherwise be used to finance our expansion.  Security interests in substantially all of our assets, which may further limit our access to certain capital markets or lending sources, secure our obligations under our revolving credit facility.  Moreover, the actual availability of funds under our revolving credit facility is limited to specified percentages of our eligible inventory and accounts receivable.  Accordingly, opportunities for increasing our cash on hand through sales of inventory would be partially offset by reduced availability under our revolving credit facility.  As a result, we cannot assure you that we will be able to finance our current expansion plans.

We must comply with the restrictive covenants contained in our revolving credit facility.

Our credit facility and term loan agreements require us to comply with certain financial restrictive covenants that impose restrictions on our operations, including our ability to incur additional indebtedness, make investments of other restricted payments, sell or otherwise dispose of assets and engage in other activities.  Any failure by us to comply with the restrictive covenants could result in an event of default under those borrowing arrangements, in which case the lenders could elect to declare all amounts outstanding thereunder to be due and payable, which could have a material adverse effect on our financial condition.  As of  December 31, 2009, we were in compliance with all financial restrictive covenants.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

The footwear and apparel industries are intensely competitive, and we expect competition to increase in the future.  A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do, as well as greater brand awareness in the footwear market.  Our ability to succeed depends on our ability to remain competitive with respect to the quality, design, price and timely delivery of products.  Competition could materially adversely affect our business, financial condition, results of operations and cash flows.

We currently manufacture a portion of our products and we may not be able to do so in the future at costs that are competitive with those of competitors who source their goods.

We currently plan to retain our internal manufacturing capability in order to continue benefiting from expertise we have gained with respect to footwear manufacturing methods conducted at our manufacturing facilities.  We continue to evaluate our manufacturing facilities and third party manufacturing alternatives in order to determine the appropriate size and scope of our manufacturing facilities.  There can be no assurance that the costs of products that continue to be manufactured by us can remain competitive with products sourced from third parties.

We rely on distribution centers in Logan and  Columbus, Ohio, San Bernardino, California and Waterloo, Ontario, Canada, and if there is a natural disaster or other serious disruption at any of these facilities, we may be unable to deliver merchandise effectively to our retailers.

We rely on distribution centers located in Logan and Columbus, Ohio, San Bernardino, California and Waterloo, Ontario, Canada. Any natural disaster or other serious disruption at any of these facilities due to fire, tornado, flood, terrorist attack or any other cause could damage a portion of our inventory or impair our ability to use our distribution center as a docking location for merchandise.  Either of these occurrences could impair our ability to adequately supply our retailers and harm our operating results.

We are subject to certain environmental and other regulations.

Some of our operations use substances regulated under various federal, state, local and international environmental and pollution laws, including those relating to the storage, use, discharge, disposal and labeling of, and human exposure to, hazardous and toxic materials.  Compliance with current or future environmental laws and regulations could restrict our ability to expand our facilities or require us to acquire additional expensive equipment, modify our manufacturing processes or incur other significant expenses.  In addition, we could incur costs, fines and civil or criminal sanctions, third party property damage or personal injury claims or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under any environmental laws. Liability under environmental laws can be joint and several and without regard to comparative fault.  There can be no assurance that violations of environmental laws or regulations have not occurred in the past and will not occur in the future as a result of our inability to obtain permits, human error, equipment failure or other causes, and any such violations could harm our business, financial condition, results of operations and cash flows.

If our efforts to establish and protect our trademarks, patents and other intellectual property are unsuccessful, the value of our brands could suffer.

We regard certain of our footwear designs as proprietary and rely on patents to protect those designs.  We believe that the ownership of patents is a significant factor in our business. Existing intellectual property laws afford only limited protection of our proprietary rights, and it may be possible for unauthorized third parties to copy certain of our footwear designs or to reverse engineer or otherwise obtain and use information that we regard as proprietary.  If our patents are found to be invalid, however, to the extent they have served, or would in the future serve, as a barrier to entry to our competitors, such invalidity could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We own U.S. registrations for a number of our trademarks, trade names and designs, including such marks as Rocky, Georgia Boot, Durango and Lehigh.  Additional trademarks, trade names and designs are the subject of pending federal applications for registration.  We also use and have common law rights in certain trademarks.  Over time, we have increased distribution of our goods in several foreign countries.  Accordingly, we have applied for trademark registrations in a number of these countries.  We intend to enforce our trademarks and trade names against unauthorized use by third parties.

Our success depends on our ability to forecast sales.

Our investments in infrastructure and product inventory are based on sales forecasts and are necessarily made in advance of actual sales.  The markets in which we do business are highly competitive, and our business is affected by a variety of factors, including brand awareness, changing consumer preferences, product innovations, susceptibility to fashion trends, retail market conditions, weather conditions and economic and other factors.  One of our principal challenges is to improve our ability to predict these factors, in order to enable us to better match production with demand.  In addition, our growth over the years has created the need to increase the investment in infrastructure and product inventory and to enhance our systems.  To the extent sales forecasts are not achieved, costs associated with the infrastructure and carrying costs of product inventory would represent a higher percentage of revenue, which would adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Industry

Because the footwear market is sensitive to decreased consumer spending and slow economic cycles, if general economic conditions deteriorate, many of our customers may significantly reduce their purchases from us or may not be able to pay for our products in a timely manner.

The footwear industry has been subject to cyclical variation and decline in performance when consumer spending decreases or softness appears in the retail market.  Many factors affect the level of consumer spending in the footwear industry, including:

•	general business conditions;

•	interest rates;

•	the availability of consumer credit;

•	weather;

•	increases in prices of nondiscretionary goods;

•	taxation; and

•	consumer confidence in future economic conditions.

If the recent decline in general economic conditions in the United States and other global markets continues, or if consumers fear that economic conditions will continue to decline, consumers may reduce expenditures for products such as our products.  Adverse changes may occur as a result of adverse global or regional economic conditions, fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally. These changes may negatively affect the sales of our products, increase exposure to losses from bad debts, increase the cost and decrease the availability of financing, increase the risk of loss on investments, or increase costs associated with producing and distributing our products.

The continued shift in the marketplace from traditional independent retailers to large discount mass merchandisers may result in decreased margins.

A continued shift in the marketplace from traditional independent retailers to large discount mass merchandisers has increased the pressure on many footwear manufacturers to sell products to these mass merchandisers at less favorable margins.  Because of competition from large discount mass merchandisers, a number of our small retailing customers have gone out of business, and in the future more of these customers may go out of business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to Our Common Stock and this Offering

Our common stock price has been volatile, which could result in a substantial loss for shareholders.

Our common stock is traded on the Nasdaq Global Select Market. While our average daily trading volume for the 52-week period ended April 30, 2010 was approximately 16,545 shares, we have experienced more limited volume in the past and may experience it in the future. The trading price of our common stock has been and may continue to be volatile. The sale prices of our common stock, as reported by the Nasdaq National Market, have ranged from $3.65 to $10.66 for the 52-week period ended April 30, 2010. The trading price of our common stock could be affected by a number of factors, including, but not limited to the following:

•	changes in expectations of our future performance;

•	changes in estimates by securities analysts (or failure to meet such estimates);

•	quarterly fluctuations in our sales and financial results;

•	limited trading volume;

•	broad market fluctuations in volume and price; and

•	a variety of risk factors, including the ones described elsewhere in this prospectus.

Accordingly, the price of our common stock after the offering is likely to fluctuate greatly and may be lower than the price you pay.

Future sale of our common stock could adversely affect our stock price.

Future sales of substantial amounts of shares of our common stock in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Our directors and executive officers have entered into lock-up agreements with the underwriters, in which they have agreed to refrain from selling their shares for a period of 90 days after this offering. Increased sales of our common stock in the market after exercise of our currently outstanding stock options or expiration of the lock-up agreements could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price we deem appropriate.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.

Our articles of incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our shareholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that we may issue in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

Anti-takeover provisions of our articles of incorporation, code of regulations, shareholder rights plan and Ohio law could prevent or delay a change in control of our company, even if a change of control would benefit our shareholders.

Provisions of our articles of incorporation and code of regulations, as well as provisions of Ohio law, could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if a change in control might benefit our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price well above the then current market price for our common stock. These provisions include the following:

•	a board of directors that is classified so that only one-half of the directors stand for election each year;

•	authorization of “blank check” preferred stock, which our board of directors could issue with provisions designed to thwart a takeover attempt;

•	limitations on the ability of shareholders to call special meetings of shareholders;

•	no cumulative voting in the election of directors, which would otherwise allow the holders of less than a majority of our common stock to elect director candidates;

•	a prohibition against shareholder action by written consent unless signed by all shareholders of record; and

•	advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings.

We adopted a shareholder rights plan in 2009 under a shareholder rights agreement intended to protect shareholders against unsolicited attempts to acquire control of our company that do not offer what our board of directors believes to be an adequate price to all shareholders or that our board of directors otherwise opposes. As part of the plan, our board of directors declared a dividend that resulted in the issuance of one preferred stock purchase right for each outstanding share of our common stock. Unless extended, the preferred share purchase rights will terminate on June 11, 2012. If a bidder proceeds with an unsolicited attempt to purchase our stock and acquires 20% or more (or announces its intention to acquire 20% or more) of our outstanding stock, and the board of directors does not redeem the preferred stock purchase right, the right will become exercisable at a price that significantly dilutes the interest of the bidder in our common stock.

The effect of the shareholder rights plan is to make it more difficult to acquire our company without negotiating with the board of directors. The shareholder rights plan, however, could discourage offers even if made at a premium over the market price of our common stock, and even if the shareholders might believe the transaction would benefit them.

In addition, we are subject to the Chapter 1704 of the Ohio Revised Code, the Merger Moratorium Act, which limits business combination transactions with interested shareholders (generally 10% or greater shareholders) that our board of directors has not approved. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation. These provisions apply even if some shareholders would consider the transaction beneficial.

We do not anticipate paying cash dividends on our shares of common stock in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. As a result, you may only realize a return on your investment upon a sale of our common stock, if at all.

Use of Proceeds

Based on an assumed offering price of $[●], which was the last reported sale price of our common stock on May [●], 2010, the net proceeds to us from our sale of [●] shares of common stock are estimated to be approximately $[●] million after deducting an assumed underwriting discount and estimated offering expenses payable by us.  If the underwriters exercise their over-allotment option in full, the net proceeds of the offering to us are estimated to be approximately $[●] million.

We intend to use the net proceeds we receive from this offering to prepay amounts due under term loans totaling $40 million in the aggregate.

The notes have an interest rate of 11.5% payable semi-annually over the five year term of the notes.  Principal repayment is due at maturity in May 2012.

Capitalization

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2010:

•	on an actual basis; and

•
on an as adjusted basis to give effect to our sale of [●] shares of common stock in this offering at an assumed public offering price of $[●] per share (which was the last sale price for our common stock on May [●], 2010), after deducting an assumed underwriting discount and estimated offering expenses payable by us (assuming no exercise of the underwriters’ overallotment option) and the application of the estimated net proceeds of such sale as described in “Use of Proceeds.”

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2010
(In thousands, except share data)	Actual	As Adjusted
	(Unaudited)

Cash	3,518	[●]

Total debt	46,745	[●]
Shareholders' equity:
Common stock, no par value; 25,000,000 shares authorized; 5,605,537 actual shares issued and outstanding; and 7,255,537 shares issued and outstanding on an as adjusted basis; and additional paid-in capital	54,801	[●]
Accumulated other comprehensive loss	(3,127)	[●]
Retained earnings	30,536	[●]
		[●]
Total shareholders' equity	82,210	[●]

Total capitalization	128,955	[●]

Price Range of Common Stock and Dividend Policy

Our common stock is traded on the NASDAQ Global Select Market under the symbol “RCKY.”  The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock as reported by the NASDAQ Global Select Market:

	High	Low
2008:
First Quarter	$7.11	$4.80
Second Quarter	$6.00	$4.61
Third Quarter	$6.15	$2.82
Fourth Quarter	$4.39	$2.25
2009:
First Quarter	$4.96	$2.71
Second Quarter	$4.32	$3.23
Third Quarter	$6.40	$3.66
Fourth Quarter	$9.65	$5.55
2010:
First Quarter	$9.97	$7.16
Second Quarter (through May 7, 2010)	$10.66	$8.91

On May 7, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $9.03 per share.  As of May 7, 2010, there were 95 shareholders of record of our common stock.  We believe the number of beneficial owners of our common stock on that date was substantially greater.

      We have not declared or paid any dividends on our common stock in the past and do not anticipate paying dividends in the foreseeable future. Any future payment of dividends is within the discretion of the Board of Directors and will depend upon, among other factors, the capital requirements, operating results and financial condition of our company. In addition, our ability to pay cash dividends is limited under the terms of our debt facilities. We presently intend to retain our earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

Underwriting

Under an underwriting agreement dated May [●], 2010, we have agreed to sell to the underwriters named below the indicated number of shares of our common stock:

Underwriters	Number of Shares

Robert W. Baird & Co. Incorporated
D.A. Davidson & Co.
Total

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of our common stock in this offering if any are purchased, other than those shares covered by the over-allotment option we describe below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of our common stock may be terminated.

We have granted the underwriters a 30-day option to purchase on a pro-rata basis up to [●]additional shares at the public offering price less the underwriting discount. This option may be exercised only to cover over-allotments, if any, of our common stock. The underwriters propose to offer our common stock at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $[●] per share. The underwriters and selling group members may allow a discount of not more than $[●] per share on sales to other broker/dealers. After the offering, the underwriters may change the public offering price and selling concession and discount to dealers.

The following table summarizes the compensation that we will pay to the underwriters. The compensation we will pay to the underwriters will consist solely of the underwriting discount, which is equal to the public offering price per share of common stock less the amount the underwriters pay to us per share of common stock. The underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, or FINRA, to be underwriting compensation. The underwriting discount was determined through arms' length negotiations between us and the underwriters.

	Assuming No Exercise of the Over- Allotment Option			Assuming Full Exercise of the Over-Allotment Option
Per share	$	[●	]	$	[●	]
Total	$	[●	]	$	[●	]

We estimate that the expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately$[●].  In no event will the compensation to be received by the underwriters or any other FINRA member exceed 8% of the gross proceeds of the offering.

We, our executive officers and our directors have agreed not to offer or transfer, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus supplement, except in certain limited circumstances, including in our case for grants of employee or director equity incentive awards under our equity incentive plans in effect on the date hereof and issuances of securities as a result of the exercise of any options or stock appreciation rights under such plans.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in each case the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in that respect.

The underwriters may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.
•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.
•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

The underwriters and their affiliates have provided, and may provide in the future, advisory and investment banking services to us, for which they have received and would receive customary compensation.

Where You Can Find More Information

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission.  This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement.  In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission.  Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.  You may also read and copy any document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  Our Commission filings are also available at the office of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.  For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call 212-401-8700.

Incorporation by Reference

We “incorporate by reference” into this prospectus supplement the information we file with the Commission (Commission file number 000-21026), which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus.  Information that we file with the Commission after the date of this prospectus supplement will automatically update this prospectus supplement and the accompanying prospectus.  We incorporate by reference the documents listed below, and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 2, 2010;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the Commission on May 3, 2010;

•
the description of our common shares, which is contained in our registration statement on Form 8-A filed with the Commission on December 22, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description; and

•
the description of the preferred stock purchase rights associated with our common stock, contained in our registration statement on Form 8-A filed with the Commission on June 15, 2009, as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in Current Reports on Form 8-K under Items 2.02 and 9.01 is expressly not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement and accompanying prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement or accompanying prospectus, including exhibits that are specifically incorporated by reference into such documents.  You may request a copy of these filings at no cost, by writing to or telephoning us at:

Rocky Brands, Inc.
39 East Canal Street
Nelsonville, Ohio 45764
Attention:  James E. McDonald, Chief Financial Officer
(740) 753-1951

Legal Matters

The validity of the shares offered hereby has been passed upon for us by Porter Wright Morris & Arthur LLP, 41 South High Street, Columbus, Ohio  43215.  Curtis A. Loveland, a partner in Porter Wright Morris & Arthur LLP, is our secretary and a director and beneficially owns an aggregate of 107,302 shares of our common stock consisting of a combination of stock and options exercisable within 60 days after May 7, 2010.  Certain legal matters will be passed upon for the underwriters by Lowenstein Sandler PC, Roseland, New Jersey.

Experts

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness our internal control over financial reporting have been audited by Schneider Downs & Co., Inc., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$50,000,000

ROCKY BRANDS, INC.

Common Stock with Preferred Stock Purchase Rights

•	We may offer from time to time to sell shares of our common stock. The aggregate offering price of our shares of common stock sold under this prospectus will not exceed $50,000,000.
•
This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

•
We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

•	The last reported sale price of our common stock on April 28, 2010 was $10.09 per share.
•	Trading symbol: Nasdaq Global Select Market – RCKY
•
As of May 4, 2010, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $50,482,905, which was calculated based on 4,959,028 shares of outstanding common stock held by non-affiliates and on a price per share of $10.18, the closing price of our common stock on May 4, 2010. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

This investment involves risk.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process.  Under this shelf registration process, we may offer to sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement.  You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information and Incorporation by Reference.”

          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying prospectus supplement.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement.  This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

In this prospectus, “we,” “us,” “our” and “Rocky” refer to Rocky Brands, Inc. and its subsidiaries.

ABOUT ROCKY BRANDS, INC.

We are a leading designer, manufacturer and marketer of premium quality footwear marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear, Georgia Boot, Durango, Lehigh, Dickies and Mossy Oak.  Our brands have a long history of representing high quality, comfortable, functional and durable footwear and our products are organized around four target markets: outdoor, work, duty and western.  Our footwear products incorporate varying features and are positioned across a range of suggested retail price points from $29.95 for our value priced products to $249.95 for our premium products.  In addition, as part of our strategy of outfitting consumers from head-to-toe, we market complementary branded apparel and accessories that we believe leverage the strength and positioning of each of our brands.

Our products are distributed through three distinct business segments: wholesale, retail and military.  In our wholesale business, we distribute our products through a wide range of distribution channels representing over 10,000 retail store locations in the U.S. and Canada.  Our wholesale channels vary by product line and include sporting goods stores, outdoor retailers, independent shoe retailers, hardware stores, catalogs, mass merchants, uniform stores, farm store chains, specialty safety stores and other specialty retailers.  Our retail business includes direct sales of our products to consumers through our Lehigh Safety Shoes mobile and retail stores (including a fleet of trucks, supported by small warehouses that include retail stores, which we refer to as mini-stores), our Rocky outlet store and our websites.  We also sell footwear under the Rocky label to the U.S. military.

We are an Ohio corporation.  Our headquarters is located at 39 East Canal Street, Nelsonville, Ohio 45764, and our telephone number is (740) 753-1951.  Our corporate website address is www.rockyboots.com.  This reference to our website is a textual reference only.  We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

Rocky, Rocky Outdoor Gear, Georgia Boot, Durango and Lehigh and our other marks mentioned or used in this prospectus or the documents incorporated by reference herein are our registered trademarks and service marks.  This prospectus and the documents incorporated by reference herein also contains trademarks and service marks belonging to other entities.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision.  If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Expanding our brands into new footwear and apparel markets may be difficult and expensive, and if we are unable to successfully continue such expansion, our brands may be adversely affected, and we may not achieve our planned sales growth.

Our growth strategy is founded substantially on the expansion of our brands into new footwear and apparel markets.  New products that we introduce may not be successful with consumers or one or more of our brands may fall out of favor with consumers.  If we are unable to anticipate, identify or react appropriately to changes in consumer preferences, we may not grow as fast as we plan to grow or our sales may decline, and our brand image and operating performance may suffer.

Furthermore, achieving market acceptance for new products will likely require us to exert substantial product development and marketing efforts, which could result in a material increase in our selling, general and administrative, or SG&A, expenses, and there can be no assurance that we will have the resources necessary to undertake such efforts.  Material increases in our SG&A expenses could adversely impact our results of operations and cash flows.

We may also encounter difficulties in producing new products that we did not anticipate during the development stage.  Our development schedules for new products are difficult to predict and are subject to change as a result of shifting priorities in response to consumer preferences and competing products.  If we are not able to efficiently manufacture newly-developed products in quantities sufficient to support retail distribution, we may not be able to recoup our investment in the development of new products.  Failure to gain market acceptance for new products that we introduce could impede our growth, reduce our profits, adversely affect the image of our brands, erode our competitive position and result in long term harm to our business.

A majority of our products are produced outside the U.S. where we are subject to the risks of international commerce.

A majority of our products are produced in the Dominican Republic and China.  Therefore, our business is subject to the following risks of doing business offshore:

•	the imposition of additional United States legislation and regulations relating to imports, including quotas, duties, taxes or other charges or restrictions;

•	foreign governmental regulation and taxation;

•	fluctuations in foreign exchange rates;

•	changes in economic conditions;

•	transportation conditions and costs in the Pacific and Caribbean;

•	changes in the political stability of these countries; and

•	changes in relationships between the United States and these countries.

If any of these factors were to render the conduct of business in these countries undesirable or impracticable, we would have to manufacture or source our products elsewhere.  There can be no assurance that additional sources or products would be available to us or, if available, that these sources could be relied on to provide product at terms favorable to us.  The occurrence of any of these developments would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our success depends on our ability to anticipate consumer trends.

Demand for our products may be adversely affected by changing consumer trends.  Our future success will depend upon our ability to anticipate and respond to changing consumer preferences and technical design or material developments in a timely manner.  The failure to adequately anticipate or respond to these changes could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Loss of services of our key personnel could adversely affect our business.

The development of our business has been, and will continue to be, highly dependent upon Mike Brooks, Chairman and Chief Executive Officer, David Sharp, President and Chief Operating Officer, and James E. McDonald, Executive Vice President, Chief Financial Officer and Treasurer.  Messrs. Brooks, Sharp, and McDonald each have an at-will employment agreement with us.  Each employment agreement provides that in the event of termination of employment without cause, the terminated executive will receive a severance benefit.  In the event of termination for any reason, the terminated executive may not compete with us for a period of one year.  None of our other executive officers and key employees has an employment agreement with our company.  The loss of the services of any of these officers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend on a limited number of suppliers for key production materials, and any disruption in the supply of such materials could interrupt product manufacturing and increase product costs.

We purchase raw materials from a number of domestic and foreign sources.  We do not have any long-term supply contracts for the purchase of our raw materials, except for limited blanket orders on leather.  The principal raw materials used in the production of our footwear, in terms of dollar value, are leather, Gore-Tex waterproof breathable fabric, Cordura nylon fabric and soling materials.  Availability or change in the prices of our raw materials could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently have a licensing agreement for the use of Gore-Tex waterproof breathable fabric, and any termination of this licensing agreement could impact our sales of waterproof products.

We are currently one of the largest customers of Gore-Tex waterproof breathable fabric for use in footwear.  Our licensing agreement with W.L. Gore & Associates, Inc. may be terminated by either party upon advance written notice to the other party by October 1 for termination effective December 31 of that same year.  Although other waterproofing techniques and materials are available, we place a high value on our Gore-Tex waterproof breathable fabric license because Gore-Tex has high brand name recognition with our customers.  The loss of our license to use Gore-Tex waterproof breathable fabric could have a material adverse effect on our competitive position, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our licensing agreement for the use of the Dickies trademark will terminate on December 31, 2010, and the termination of this licensing agreement could impact our sales and growth strategy.

Our exclusive license to use the Dickies brand will terminate on December 31, 2010.  The loss of our license to use the Dickies brand could have a material adverse effect on our competitive position and growth strategy, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Sales of our Dickies branded merchandise approximated $11.2 million in 2009.

Our outdoor products are seasonal.

We have historically experienced significant seasonal fluctuations in our business because we derive a significant portion of our revenues from sales of our outdoor products.  Many of our outdoor products are used by consumers in cold or wet weather.  As a result, a majority of orders for these products are placed by our retailers in January through April for delivery in July through October.  In order to meet demand, we must manufacture and source outdoor footwear year round to be in a position to ship advance orders for these products during the last two quarters of each year.  Accordingly, average inventory levels have been highest during the second and third quarters of each year and sales have been highest in the last two quarters of each year.  There is no assurance that we will have either sufficient inventory to satisfy demand in any particular quarter or have sufficient demand to sell substantially all of our inventory without significant markdowns.

Our outdoor products are sensitive to weather conditions.

Historically, our outdoor products have been used primarily in cold or wet weather.  Mild or dry weather has had in the past, and may have in the future, a material adverse effect on sales of our products, particularly if mild or dry weather conditions occur in broad geographical areas during late fall or early winter.  Also, due to variations in weather conditions from year to year, results for any single quarter or year may not be indicative of results for any future period.

Our business could suffer if our third party manufacturers violate labor laws or fail to conform to generally accepted ethical standards.

We require our third party manufacturers to meet our standards for working conditions and other matters before we are willing to place business with them.  As a result, we may not always obtain the lowest cost production.  Moreover, we do not control our third party manufacturers or their respective labor practices.  If one of our third party manufacturers violates generally accepted labor standards by, for example, using forced or indentured labor or child labor, failing to pay compensation in accordance with local law, failing to operate its factories in compliance with local safety regulations or diverging from other labor practices generally accepted as ethical, we likely would cease dealing with that manufacturer, and we could suffer an interruption in our product supply.  In addition, such a manufacturer’s actions could result in negative publicity and may damage our reputation and the value of our brand and discourage retail customers and consumers from buying our products.

The growth of our business will be dependent upon the availability of adequate capital.

The growth of our business will depend on the availability of adequate capital, which in turn will depend in large part on cash flow generated by our business and the availability of equity and debt financing.  We cannot assure you that our operations will generate positive cash flow or that we will be able to obtain equity or debt financing on acceptable terms or at all.  Our revolving credit facility contains provisions that restrict our ability to incur additional indebtedness or make substantial asset sales that might otherwise be used to finance our expansion.  Security interests in substantially all of our assets, which may further limit our access to certain capital markets or lending sources, secure our obligations under our revolving credit facility.  Moreover, the actual availability of funds under our revolving credit facility is limited to specified percentages of our eligible inventory and accounts receivable.  Accordingly, opportunities for increasing our cash on hand through sales of inventory would be partially offset by reduced availability under our revolving credit facility.  As a result, we cannot assure you that we will be able to finance our current expansion plans.

We must comply with the restrictive covenants contained in our revolving credit facility.

Our credit facility and term loan agreements require us to comply with certain financial restrictive covenants that impose restrictions on our operations, including our ability to incur additional indebtedness, make investments of other restricted payments, sell or otherwise dispose of assets and engage in other activities.  Any failure by us to comply with the restrictive covenants could result in an event of default under those borrowing arrangements, in which case the lenders could elect to declare all amounts outstanding thereunder to be due and payable, which could have a material adverse effect on our financial condition.  As of  December 31, 2009, we were in compliance with all financial restrictive covenants.

We face intense competition, including competition from companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

The footwear and apparel industries are intensely competitive, and we expect competition to increase in the future.  A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do, as well as greater brand awareness in the footwear market.  Our ability to succeed depends on our ability to remain competitive with respect to the quality, design, price and timely delivery of products.  Competition could materially adversely affect our business, financial condition, results of operations and cash flows.

We currently manufacture a portion of our products and we may not be able to do so in the future at costs that are competitive with those of competitors who source their goods.

We currently plan to retain our internal manufacturing capability in order to continue benefiting from expertise we have gained with respect to footwear manufacturing methods conducted at our manufacturing facilities.  We continue to evaluate our manufacturing facilities and third party manufacturing alternatives in order to determine the appropriate size and scope of our manufacturing facilities.  There can be no assurance that the costs of products that continue to be manufactured by us can remain competitive with products sourced from third parties.

We rely on distribution centers in Logan and  Columbus, Ohio, San Bernardino, California and Waterloo, Ontario, Canada, and if there is a natural disaster or other serious disruption at any of these facilities, we may be unable to deliver merchandise effectively to our retailers.

We rely on distribution centers located in Logan and Columbus, Ohio, San Bernardino, California and Waterloo, Ontario, Canada. Any natural disaster or other serious disruption at any of these facilities due to fire, tornado, flood, terrorist attack or any other cause could damage a portion of our inventory or impair our ability to use our distribution center as a docking location for merchandise.  Either of these occurrences could impair our ability to adequately supply our retailers and harm our operating results.

We are subject to certain environmental and other regulations.

Some of our operations use substances regulated under various federal, state, local and international environmental and pollution laws, including those relating to the storage, use, discharge, disposal and labeling of, and human exposure to, hazardous and toxic materials.  Compliance with current or future environmental laws and regulations could restrict our ability to expand our facilities or require us to acquire additional expensive equipment, modify our manufacturing processes or incur other significant expenses.  In addition, we could incur costs, fines and civil or criminal sanctions, third party property damage or personal injury claims or could be required to incur substantial investigation or remediation costs, if we were to violate or become liable under any environmental laws. Liability under environmental laws can be joint and several and without regard to comparative fault.  There can be no assurance that violations of environmental laws or regulations have not occurred in the past and will not occur in the future as a result of our inability to obtain permits, human error, equipment failure or other causes, and any such violations could harm our business, financial condition, results of operations and cash flows.

If our efforts to establish and protect our trademarks, patents and other intellectual property are unsuccessful, the value of our brands could suffer.

We regard certain of our footwear designs as proprietary and rely on patents to protect those designs.  We believe that the ownership of patents is a significant factor in our business. Existing intellectual property laws afford only limited protection of our proprietary rights, and it may be possible for unauthorized third parties to copy certain of our footwear designs or to reverse engineer or otherwise obtain and use information that we regard as proprietary.  If our patents are found to be invalid, however, to the extent they have served, or would in the future serve, as a barrier to entry to our competitors, such invalidity could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We own U.S. registrations for a number of our trademarks, trade names and designs, including such marks as Rocky, Georgia Boot, Durango and Lehigh.  Additional trademarks, trade names and designs are the subject of pending federal applications for registration.  We also use and have common law rights in certain trademarks.  Over time, we have increased distribution of our goods in several foreign countries.  Accordingly, we have applied for trademark registrations in a number of these countries.  We intend to enforce our trademarks and trade names against unauthorized use by third parties.

Our success depends on our ability to forecast sales.

Our investments in infrastructure and product inventory are based on sales forecasts and are necessarily made in advance of actual sales.  The markets in which we do business are highly competitive, and our business is affected by a variety of factors, including brand awareness, changing consumer preferences, product innovations, susceptibility to fashion trends, retail market conditions, weather conditions and economic and other factors.  One of our principal challenges is to improve our ability to predict these factors, in order to enable us to better match production with demand.  In addition, our growth over the years has created the need to increase the investment in infrastructure and product inventory and to enhance our systems.  To the extent sales forecasts are not achieved, costs associated with the infrastructure and carrying costs of product inventory would represent a higher percentage of revenue, which would adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to Our Industry

Because the footwear market is sensitive to decreased consumer spending and slow economic cycles, if general economic conditions deteriorate, many of our customers may significantly reduce their purchases from us or may not be able to pay for our products in a timely manner.

The footwear industry has been subject to cyclical variation and decline in performance when consumer spending decreases or softness appears in the retail market.  Many factors affect the level of consumer spending in the footwear industry, including:

•general business conditions;

•interest rates;

•the availability of consumer credit;

•weather;

•increases in prices of nondiscretionary goods;

•taxation; and

•consumer confidence in future economic conditions.

Consumer purchases of discretionary items, including our products, may decline during recessionary periods and also may decline at other times when disposable income is lower.  A downturn in regional economies where we sell products also reduces sales.

The continued shift in the marketplace from traditional independent retailers to large discount mass merchandisers may result in decreased margins.

A continued shift in the marketplace from traditional independent retailers to large discount mass merchandisers has increased the pressure on many footwear manufacturers to sell products to these mass merchandisers at less favorable margins.  Because of competition from large discount mass merchandisers, a number of our small retailing customers have gone out of business, and in the future more of these customers may go out of business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements.  We sometimes use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions, as they relate to us, our management and our industry, to identify forward-looking statements.  Forward-looking statements relate to our expectations, beliefs, plans, strategies, prospects, future performance, anticipated trends and other future events.  Specifically, this prospectus and the information incorporated by reference in this prospectus contain forward-looking statements relating to, among other things:

•	our business, growth, operating and financing strategies;

•	our product mix;

•	the introduction or success of new products;

•	the impact of seasonality and weather on our operations;

•	expectations regarding our net sales and earnings growth;

•	expectations regarding our liquidity;

•	our future financing plans; and

•	trends affecting our financial condition or results of operations.

We have based our forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business.  Actual results may differ materially.  Some of the risks, uncertainties and assumptions that may cause actual results to differ from these forward-looking statements are described in “Risk Factors”.  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus and the information incorporated by reference in this prospectus might not occur.

You should read this prospectus, the documents that we filed as exhibits to the registration statement of which this prospectus is a part and the documents that we incorporate by reference in this prospectus completely and with the understanding that our future results may be materially different from what we expect.  We qualify all of our forward-looking statements by these cautionary statements, and we assume no obligation to update these forward-looking statements publicly for any reason.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission.  This prospectus does not contain all of the information in the registration statement.  In addition, we file annual, quarterly and special reports, proxy statements and other information with the Commission.  Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov.  You may also read and copy any document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, DC 20549.  You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, DC 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.  Our Commission filings are also available at the office of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.  For further information on obtaining copies of our public filings at the Nasdaq Stock Market, you should call 212-401-8700.

We “incorporate by reference” into this prospectus the information we file with the Commission (Commission file number 000-21026), which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus.  Information that we file with the Commission after the date of this prospectus will automatically update this prospectus.  We incorporate by reference the documents listed below, and any filings we make with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus (except for information furnished and not filed with the Commission in a Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 2, 2010;

•
the description of our common shares, which is contained in our registration statement on Form 8-A filed with the Commission on December 22, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description; and

•
the description of the preferred stock purchase rights associated with our common stock, contained in our registration statement on Form 8-A filed with the Commission on June 15, 2009, as updated in any amendment or report filed for the purpose of updating such description.

Information furnished by us in Current Reports on Form 8-K under Items 2.02 and 9.01 is expressly not incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents.  You may request a copy of these filings at no cost, by writing to or telephoning us at:

Rocky Brands, Inc.
39 East Canal Street
Nelsonville, Ohio 45764
Attention:  James E. McDonald, Chief Financial Officer
(740) 753-1951

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing capital expenditures and acquisitions.  We will set forth in the particular prospectus supplement our intended use for the net proceeds we receive from the sale of our securities under such prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is subject to the provisions of our articles of incorporation and code of regulations, which are included as exhibits to the registration statement of which this prospectus forms a part, and provisions of applicable law.

Our articles of incorporation authorize our board of directors to issue 25,000,000 shares of common stock, without par value, and 500,000 shares of preferred stock, without par value, of which 250,000 shares are voting preferred stock and 250,000 shares are non-voting preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to be voted upon.  Shareholders are not entitled to cumulate votes for the election of directors.  Common shareholders are entitled to share ratably in any dividends that may be declared by the board of directors out of funds legally available therefor.  Holders of common stock do not have preemptive, redemption, conversion or other preferential rights and, upon the liquidation, dissolution or winding up of our company, are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, which may be granted to the holders of preferred stock.  All shares outstanding before this offering are, and the shares to be issued in this offering will be, validly issued, fully paid and non-assessable.  The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of holders of any classes or series of preferred stock that we may issue in the future.  As of March 1, 2010, 5,602,537 shares of common stock were outstanding.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue, without further action by the holders of our common stock, up to 500,000 shares of preferred stock, of which 250,000 shares are voting preferred stock and 250,000 shares are non-voting preferred stock, in one or more series and to fix any preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as are provided in resolutions adopted by the board.  The issuance of preferred stock could have an adverse effect on the rights of holders of common stock.  For example, any preferred stock may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any preferred stock may have class or series voting rights.  Holders of preferred stock have no preemptive or other rights to subscribe for additional shares.

Classified Board of Directors; Election of Directors

Our code of regulations provides that our board of directors shall consist of up to 15 members.  Our board is divided into two classes, with staggered terms of two years each.  Each year the term of one class expires.  As a result, approximately one-half of the directors are elected at each annual meeting of shareholders.  This can delay the ability of a significant shareholder or group of shareholders to gain control of our board of directors.

Our code of regulations provides that the number of directors cannot be fewer than three nor more than 15; any change in the number of directors cannot have the effect of shortening the term of any incumbent director; and no action may be taken to increase the number of directors unless at least two-thirds of the directors then in office concur in such action.  Consistent with the adoption of a classified board, our code of regulations precludes the removal of an incumbent director unless such removal is for cause.  This will prevent a shareholder or group of shareholders from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by removals with their own nominees.  Vacancies on our board of directors may be filled by the remaining directors and, in cases where a director has been removed for cause, by the shareholders.  These provisions may only be repealed or amended with the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal.  Otherwise, our code of regulations may be amended with the affirmative vote of the holders of a majority of the shares entitled to vote on the proposal.

Our code of regulations requires that notice in writing of proposed shareholder nominations for the election of directors be given to our secretary prior to the meeting.  The notice must contain certain information about the non-incumbent nominee, including name, age, business and residence addresses, principal occupation, the class and number of our shares beneficially owned by the nominee and such other information as would be required to be included in a proxy statement soliciting proxies for election of the nominee, as well as certain information about the nominating shareholder.  We may require any nominee to furnish other information reasonably required by us to determine the nominee’s eligibility to serve as a director.  If the presiding officer of any shareholder meeting determines that a person was not nominated in accordance with the foregoing procedures, the person shall not be eligible for election as a director.

In addition, our code of regulations requires that notice in writing from any shareholder who proposes to bring business before any meeting of shareholders must be timely given to our secretary prior to the meeting.  The notice must contain certain information, including a brief description of the business proposed to be brought before the meeting, the reasons for conducting this business at the meeting, the class and number of our shares beneficially owned by the shareholder and any supporting shareholders and any material interest of the proposing shareholder in the business so proposed.  If the presiding officer of any shareholder meeting determines that any business was not properly brought before the meeting in accordance with the foregoing procedures, the business will not be conducted at the meeting.  Nothing in our code of regulations precludes discussion by any shareholder of any business properly brought before the meeting in accordance with these procedures.

To be timely, shareholder notice of a nomination for election of a director or to bring business before any shareholder meeting must be received by us not less than 30 days nor more than 60 days prior to the meeting (or, if fewer than 40 days’ notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day of mailing notice of the meeting or public disclosure of the mailing).

Shareholder Rights Plan

        We adopted a shareholder rights plan in 2009 under a shareholder rights agreement intended to protect shareholders against unsolicited attempts to acquire control of our company that do not offer what our board of directors believes to be an adequate price to all shareholders or that our board of directors otherwise opposes.  As part of the plan, our board of directors declared a dividend that resulted in the issuance of one preferred stock purchase right for each outstanding share of our common stock.  Unless extended, the preferred share purchase rights expire on June 11, 2012.  If a bidder proceeds with an unsolicited attempt to purchase our stock and acquires 20% or more (or announces its intention to acquire 20% or more) of our outstanding stock, and the board of directors does not redeem the preferred stock purchase rights, the rights will become exercisable at a price that significantly dilutes the interest of the bidder in our common stock.

Provisions Relating to Acquisitions and Mergers

Under our articles of incorporation, we have elected not to be covered by the Ohio Control Share Acquisition Act, known as the Control Act.  The Control Act requires the prior approval of shareholders for transfers of corporate control that occur in the open market, including tender offers, or that are privately negotiated.

Under our articles of incorporation, the affirmative vote of the holders of two-thirds of the shares entitled to vote is required for the approval or authorization of any (1) merger or consolidation of our company with or into any other corporation, or (2) sale, lease, exchange or other disposition of all or substantially all of our assets to or with any other corporation, person or other entity, unless two-thirds of our directors have approved the transaction.

Our articles of incorporation further provide that it is a proper corporate purpose, reasonably calculated to benefit shareholders, for our board of directors to base our response to any acquisition proposal, as defined in our articles of incorporation, on our board’s evaluation of what is in our best interests.  This evaluation will include consideration of the best interests of our shareholders, including the relationship of the consideration offered in the acquisition proposal to the then-current market price of our stock, our current value in a freely negotiated transaction and the estimate of our future value as an independent entity; the business and financial conditions and earnings prospects of the acquiring person or persons; the competence, experience and integrity of the acquiring person or persons and its or their management; and such other factors as our board of directors deems relevant, including the social, legal and economic effects of the acquisition proposal upon employees, suppliers, customers and our business.  An acquisition proposal means any proposal for a tender offer or exchange offer for any of our equity securities, any proposal to merge or consolidate us with another corporation, or any proposal to purchase or otherwise acquire all or substantially all of our properties and assets.

Our articles of incorporation explicitly provide that the provisions of Chapter 1704 of the Ohio Revised Code apply to us. Section 1704 generally prevents an issuing public corporation (generally defined as an Ohio corporation with 50 or more shareholders that has its principal place of business, its principal offices, assets with substantial value, or a substantial percentage of its assets in Ohio) from entering into certain business combinations with an interested shareholder (generally defined as any person or entity that can vote, or direct the voting of, 10% or more of the issuing public corporation’s stock) or its affiliates for a period of three years after the date of the transaction in which the person became an interested shareholder, unless prior to this transaction (1) the directors have approved the Section 1704 business combination or (2) the directors have approved this transaction.  Section 1704 provides further that a corporation may, in its articles of incorporation or code of regulations, elect not to be governed by Section 1704.  We have not made this election.

These provisions relating to acquisitions, mergers and combinations may only be amended by the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal. Otherwise, our articles of incorporation may be amended by the affirmative vote of the holders of a majority of the shares entitled to vote on the proposal.

Limitation of Director Liability and Indemnification Agreements

Under the Ohio General Corporation Law, a director’s liability to us or our shareholders for damages is limited to only those situations where it is proven by clear and convincing evidence that his act or failure to act was undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests and those situations involving unlawful loans, asset distributions, dividend payments or share repurchases.  As a result, shareholders may be unable to recover monetary damages against directors for actions that constitute gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders for any particular case, shareholders may not have any effective remedy against the challenged conduct.  Our articles of incorporation provide that indemnification may be granted to directors, officers and certain other persons serving (or having served) as a director or officer of our company or any other company or enterprise at our request against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, on account of their service as a director or officer of our company or any other company or enterprise when serving at our request, to the fullest extent permitted by law.

We also entered into indemnification agreements with each director and executive officer, including the directors who are also our employees, to confirm and expand our obligation to indemnify these persons.  These indemnification agreements (1) confirm the indemnity provided to them by our articles of incorporation and give them assurances that this indemnity will continue to be provided despite future changes in our articles of incorporation, and (2) provide that, in addition, the directors and officers shall be indemnified to the fullest possible extent permitted by law against all expenses (including attorneys’ fees) judgments, fines and settlement amounts, paid or incurred by them in any action or proceeding, including any action by or in the right of our company, on account of their service as a director or officer of our company or as a director or officer of any of our subsidiaries or as a director or officer of any other company or enterprise when they are serving in such capacities at our request.

No indemnity will be provided under the indemnification agreements to any director or officer on account of conduct that is adjudged to have been undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests. In addition, the indemnification agreements provide that no indemnification will be permitted if a final court adjudication shall determine that the indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of our securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or of any similar statutory law, or on account of any remuneration paid to a director or officer that is adjudicated to have been paid in violation of law.  Except as so limited, indemnification of directors and officers will be permitted under the indemnification agreements to the fullest extent permitted by law.

We believe that these indemnification provisions are essential to attracting and retaining qualified persons as officers and directors.  We have obtained directors’ and officers’ insurance.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC located in Chicago, Illinois.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods.   We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	through agents; and/or
•	directly to one or more purchasers.

We may distribute the securities from time to time in one or more transactions:

•      at a fixed price or prices, which may be changed;
•      at market prices prevailing at the time of sale;
•      at prices related to such prevailing market prices; or
•      at negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus.  We may also designate agents to solicit offers to purchase the securities from time to time.  We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public.  In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent may compensate the underwriter in the form of underwriting discounts or commissions.  The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.  We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect thereof.

The securities may or may not be listed on a national securities exchange.  To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.  This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them.  In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option.  In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions.  The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market.  These transactions may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with any derivative transaction, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus.  Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

 The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Porter Wright Morris & Arthur LLP, 41 South High Street, Columbus, Ohio  43215.  Curtis A. Loveland, a partner in Porter Wright Morris & Arthur LLP, is our secretary and a director and beneficially owns an aggregate of 107,302 shares of our common stock consisting of a combination of stock and options exercisable within 60 days after April 28, 2010.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, and the effectiveness our internal control over financial reporting have been audited by Schneider Downs & Co., Inc., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Rocky Brands, Inc.

[●] Shares of Common Stock

Prospectus
May   , 2010

Baird

D.A. Davidson & Co.